THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G/A FILED ON FEBRUARY 15, 2001
              PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

                                            ------------------------------------
                                                         OMB APPROVAL
                                            ------------------------------------
                                            OMB Number:                3235-0145
                                            Expires:            October 31, 2002
                                            Estimated average burden
                                              hours to perform............. 14.9
                                            ------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                        NEW CENTURY FINANCIAL CORPORATION
                        ---------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                  64352 D 10 1
                                 --------------
                                 (CUSIP Number)

                               December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
----------------------                                         -----------------
CUSIP NO. 64352 D 10 1                                         Page 2 of 8 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   BAPTIST FOUNDATION OF ARIZONA
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Arizona
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    881,269
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       881,269
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   881,269
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.0%, based upon 14,793,891 shares outstanding at 10/31/00.
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
----------------------                                         -----------------
CUSIP NO. 64352 D 10 1                                         Page 3 of 8 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   FOUNDATION ADMINISTRATIVE SERVICES, INC.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Arizona
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    881,269
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       881,269
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   881,269
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.0%, based upon 14,793,891 shares outstanding at 10/31/00.
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
----------------------                                         -----------------
CUSIP NO. 64352 D 10 1                                         Page 4 of 8 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   THE FOUNDATION COMPANIES, INC.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Arizona
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    881,269
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       881,269
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   881,269
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.0%, based upon 14,793,891 shares outstanding at 10/31/00.
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
----------------------                                         -----------------
CUSIP NO. 64352 D 10 1                                         Page 5 of 8 Pages
----------------------                                         -----------------

ITEM 1(a) NAME OF ISSUER:

          New Century Financial Corporation

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          18400 Von Karman, Suite 1000, Irvine, California 92612

ITEM 2(a) NAME OF PERSON FILING:

          Baptist Foundation of Arizona, Foundation Administrative Services, Inc., The Foundation Companies, Inc.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          Baptist Foundation of Arizona, Foundation Administrative Services, Inc., The Foundation Companies, Inc., 1313 East Osborn Road, Suite 250, P.O. Box 33339, Phoenix, Arizona 85067

ITEM 2(c) CITIZENSHIP:

          Baptist Foundation of Arizona: Arizona
          Foundation Administrative Services, Inc.: Arizona
          The Foundation Companies, Inc.: Arizona

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, $.01 par value ("Issuer Common")

ITEM 2(e) CUSIP NUMBER:

          64352 D 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

                                 SCHEDULE 13G/A
----------------------                                         -----------------
CUSIP NO. 64352 D 10 1                                         Page 6 of 8 Pages
----------------------                                         -----------------

ITEM 4.   OWNERSHIP.

          Baptist Foundation of Arizona

          (a)  AMOUNT BENEFICIALLY OWNED: 881,269 (1)

          (b)  PERCENT OF CLASS: 6.0%

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)   sole power to vote or to direct the vote: 881,269
               (ii)  shared power to vote or to direct the vote: 0
               (iii) sole power to dispose or to direct the disposition of:
                     881,269
               (iv)  shared power to dispose or to direct the disposition of: 0

          Foundation Administrative Services, Inc.

          (a)  AMOUNT BENEFICIALLY OWNED: 881,269 (1)

          (b)  PERCENT OF CLASS: 6.0%

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)   sole power to vote or to direct the vote: 881,269
               (ii)  shared power to vote or to direct the vote: 0
               (iii) sole power to dispose or to direct the disposition of:
                     881,269
               (iv)  shared power to dispose or to direct the disposition of: 0

          The Foundation Companies, Inc.

          (a)  AMOUNT BENEFICIALLY OWNED: 881,269 (1)

          (b)  PERCENT OF CLASS: 6.0%

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)   sole power to vote or to direct the vote: 881,269
               (ii)  shared power to vote or to direct the vote: 0
               (iii) sole power to dispose or to direct the disposition of:
                     881,269
               (iv)  shared power to dispose or to direct the disposition of: 0

          (1) 881,269 shares are owned of record by The Foundation Companies, Inc., which is a wholly-owned subsidiary of Foundation Administrative Services, Inc., which is a wholly-owned subsidiary of Baptist Foundation of Arizona.

                                 SCHEDULE 13G/A
----------------------                                         -----------------
CUSIP NO. 64352 D 10 1                                         Page 7 of 8 Pages
----------------------                                         -----------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

                                 SCHEDULE 13G/A
----------------------                                         -----------------
CUSIP NO. 64352 D 10 1                                         Page 8 of 8 Pages
----------------------                                         -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        January 13, 2001


                                        BAPTIST FOUNDATION OF ARIZONA


                                        By: /s/ Mark A. Roberts
                                            ------------------------------------
                                            Mark A. Roberts
                                            Acting Chief Financial Officer


                                        FOUNDATION ADMINISTRATIVE SERVICES, INC.


                                        By: /s/ Mark A. Roberts
                                            ------------------------------------
                                            Mark A. Roberts
                                            Acting Chief Financial Officer


                                        THE FOUNDATION COMPANIES, INC.


                                        By: /s/ Mark A. Roberts
                                            ------------------------------------
                                            Mark A. Roberts
                                            Acting Chief Financial Officer